Filed pursuant to Rule 433

Registration Statement Nos. 333-282399 and 333-282399-02

Issuer Free Writing Prospectus dated July 8, 2026

Relating to Preliminary Prospectus Supplement dated July 8, 2026

Floating Rate Notes due 2029

4.750% Senior Notes due 2029

5.000% Senior Notes due 2031

5.300% Senior Notes due 2033

5.600% Senior Notes due 2036

Pricing Term Sheet

Issuer:	Accenture Capital Inc. (the “Issuer”)

Guarantor:	Accenture plc (the “Guarantor”)

Trade Date:	July 8, 2026

Settlement Date:	July 10, 2026 (T+2)*

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Ratings:*	Aa3 (stable) (Moody’s Investors Service, Inc.) AA- (stable) (Standard & Poor’s Ratings Services)

Securities:	Floating Rate Notes due 2029 (the “Floating Rate Notes”)

4.750% Senior Notes due 2029 (the “2029 Notes”)

5.000% Senior Notes due 2031 (the “2031 Notes”)

5.300% Senior Notes due 2033 (the “2033 Notes”)

5.600% Senior Notes due 2036 (the “2036 Notes”)

Guarantee:	The Floating Rate Notes, the 2029 Notes, the 2031 Notes, the 2033 Notes and the 2036 Notes will be fully and unconditionally guaranteed by the Guarantor.

Joint Book-Running Managers:	BofA Securities, Inc. Barclays Capital Inc.
Citigroup Global Markets Inc. J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

SG Americas Securities, LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Standard Chartered Bank***

BBVA Securities Inc.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

Truist Securities, Inc.

Terms Applicable to the Floating Rate Notes

Principal Amount:	$300,000,000

Maturity Date:	July 10, 2029

Coupon (Interest Rate):	Compounded SOFR (as defined under “Description of the Notes and the Guarantee—Information about the SOFR and the SOFR Index” in the prospectus supplement to which this pricing term sheet relates), reset quarterly, on each floating rate interest payment date plus 70 basis points per annum

Public Offering Price:	100.000% of the principal amount of the Floating Rate Notes, plus accrued interest, if any, from July 10, 2026

Underwriting Discount:	0.250% of the principal amount

Net Proceeds Before Expenses:	$299,250,000

Interest Payment Dates:	Quarterly in arrears on each January 10, April 10, July 10 and October 10, commencing October 10, 2026

Interest Payment Record Dates:	Each preceding January 1, April 1, July 1 and October 1, of the applicable floating rate interest payment date

Sinking Fund Provisions:	None

Floating Rate Interest Determination Date:	Two U.S. Government Securities Business Days (as defined under “Description of the Notes and the Guarantee—Information about the SOFR and the SOFR Index” in the prospectus supplement to which this pricing term sheet relates) preceding each applicable floating rate interest payment date (or in the final floating rate interest period, preceding the maturity date)

Floating Rate Interest Period:	The “floating rate interest period” means (i) the period from and including any floating rate interest payment date (or, with respect to the initial floating rate interest period, from and including the date of issuance) to but excluding the next succeeding floating rate interest payment date; or (ii) in the case of the last such period, from and including the floating rate interest payment date immediately preceding the applicable maturity date to but excluding such maturity date

Observation Period:	In respect of each floating rate interest period, the period from and including the date two U.S. Government Securities Business Days preceding the first date in such floating rate interest period to but excluding the date two U.S. Government Securities Business Days preceding the floating rate interest payment date for such floating rate interest period (or in the final floating rate interest period, preceding the respective maturity date); provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the Floating Rate Notes to, but excluding, the two U.S. Government Securities Business Days preceding the first floating rate interest payment date

Optional Redemption:	The Floating Rate Notes are not redeemable prior to maturity, other than pursuant to the Optional Tax Redemption (as described under “Description of the Notes and the Guarantee—Optional Tax Redemption” in the prospectus supplement to which this pricing term sheet relates)

Day Count Convention:	Actual/360

CUSIP/ISIN:	00440K AE3 / US00440KAE38

Calculation Agent:	The Bank of New York Mellon Trust Company, N.A.

Terms Applicable to the Fixed Rate Notes

Principal Amount:	2029 Notes: $1,000,000,000 2031 Notes: $1,500,000,000 2033 Notes: $1,100,000,000 2036 Notes: $1,100,000,000

Maturity Date:	2029 Notes: July 10, 2029 2031 Notes: July 10, 2031 2033 Notes: July 10, 2033 2036 Notes: July 10, 2036

Coupon (Interest Rate):	2029 Notes: 4.750% per annum 2031 Notes: 5.000% per annum 2033 Notes: 5.300% per annum 2036 Notes: 5.600% per annum

Interest Payment Dates:	Semi-annually each January 10 and July 10, commencing January 10, 2027 for each series of Fixed Rate Notes

Interest Payment Record Dates:	Each preceding January 1 and July 1

Day Count Convention:	30/360

Public Offering Price:	2029 Notes: 99.983% of the principal amount

2031 Notes: 99.987% of the principal amount

2033 Notes: 99.844% of the principal amount

2036 Notes: 99.902% of the principal amount

Underwriting Discounts:	2029 Notes: 0.250% of the principal amount

2031 Notes: 0.350% of the principal amount

2033 Notes: 0.400% of the principal amount

2036 Notes: 0.450% of the principal amount

Benchmark Treasury:	2029 Notes: 4.125% due June 15, 2029 2031 Notes: 4.125% due June 30, 2031 2033 Notes: 4.250% due June 30, 2033 2036 Notes: 4.375% due May 15, 2036

Benchmark Treasury Price/Yield:	2029 Notes: 99-22 1⁄4 / 4.236% 2031 Notes: 99-06 3⁄4 / 4.303% 2033 Notes: 98-30 1⁄4 / 4.427% 2036 Notes: 98-16+ / 4.563%

Spread to Benchmark Treasury:	2029 Notes: +52 basis points 2031 Notes: +70 basis points 2033 Notes: +90 basis points 2036 Notes: +105 basis points

Yield to Maturity:	2029 Notes: 4.756% 2031 Notes: 5.003% 2033 Notes: 5.327% 2036 Notes: 5.613%

Optional Redemption:	Prior to the applicable Par Call Date (as set forth below), the Issuer may redeem any series of Fixed Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on such series of notes discounted to the redemption date (assuming that the Fixed Rate Notes of such series matured on their applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the preliminary prospectus supplement relating to the offering) plus 10 basis points with respect to the 2029 Notes, plus 15 basis points with respect to the 2031 Notes, plus 15 basis points with respect to the 2033 Notes and plus 20 basis points with respect to the 2036 Notes less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, the Issuer may redeem such series of notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of such series of notes plus accrued and unpaid interest thereon to the redemption date.

The Fixed Rate Notes may also be redeemed pursuant to the Optional Tax Redemption (as described under “Description of the Notes and the Guarantee—Optional Tax Redemption” in the prospectus supplement to which this pricing term sheet relates).

Par Call Date:	2029 Notes: June 10, 2029 (the date that is one month prior to the maturity date of the 2029 Notes)

2031 Notes: June 10, 2031 (the date that is one month prior to the maturity date of the 2031 Notes)

2033 Notes: May 10, 2033 (the date that is two months prior to the maturity date of the 2033 Notes)

2036 Notes: April 10, 2036 (the date that is three months prior to the maturity date of the 2036 Notes)

CUSIP/ISIN:	2029 Notes: 00440K AF0 / US00440KAF03 2031 Notes: 00440K AG8 / US00440KAG85

2033 Notes: 00440K AH6 / US00440KAH68

2036 Notes: 00440K AJ2 / US00440KAJ25

Net Proceeds Before Expenses:	2029 Notes: $997,330,000

2031 Notes: $1,494,555,000

2033 Notes: $1,093,884,000

2036 Notes: $1,093,972,000

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the first business day preceding the settlement date should consult their own advisors.

***	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The Company has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement, the accompanying prospectus and, when available, the final prospectus supplement if you request it by contacting: BofA Securities, Inc. toll-free at 1-800-294-1322; Barclays Capital Inc. toll-free at 1-888-603-5847; Citigroup Global Markets Inc. toll-free at 1-800-831-9146; or J.P. Morgan Securities LLC collect at 1-212-834-4533.

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